UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 5, 2019
(Date of earliest event reported)

ImmuCell Corporation
(Exact name of registrant as specified in its charter)

DE	001-12934	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

56 Evergreen Drive Portland, Maine	04103
(Address of principal executive offices)	(Zip Code)

207-878-2770
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 1.02. Termination of a Material Definitive Agreement

On September 5, 2019, ImmuCell Corporation (the Company) entered into a Development Services and Commercial Supply Agreement (the “Agreement”) with Norbrook Laboratories Limited of Newry, Northern Ireland (“Norbrook”), which Agreement replaces and supersedes in its entirety the Product Development & Contract Manufacture Agreement (the “2015 Agreement”), dated as of December 17, 2015, between the Company and Norbrook. As previously disclosed, Norbrook had the potential right to terminate the 2015 Agreement if the Company did not receive U.S. Food and Drug Administration (“FDA”) approval to commence commercial sales of the Company’s subclinical mastitis treatment, Re-Tain™, by December 19, 2019, which is no longer achievable in that timeframe.

Under the Agreement, Norbrook will continue to provide formulation, aseptic filling and final packaging services at its FDA-licensed facility as required in order for the Company to make the needed submissions to obtain the FDA’s approval of the Chemistry, Manufacturing and Controls Technical Section for Re-Tain™, which is the final critical step to full FDA approval and commencement of commercial product sales in the U.S. Given a current assessment of the work that needs to be performed and allowing for statutory review periods by the FDA, the Company expects to be able to achieve FDA approval during 2021. The Agreement also provides for Norbrook to perform formulation, aseptic filling and final packaging services with respect to Re-Tain™ in accordance with purchase orders submitted by the Company from time to time for inventory build and subsequent product sales worth up to approximately $7 million in projected sales value for orders placed through December 31, 2021. The Company believes that the Agreement will enable it to commence sales of Re-Tain™ without delay upon receipt of the anticipated FDA approval.

Through a public offering of its common stock in March 2019, the Company received net proceeds of approximately $8.3 million, of which approximately $4 million has been allocated to the equipping and commencement of operations of a new formulation and aseptic filling facility for Re-Tain™ to be located within the Company’s existing Portland, Maine manufacturing facilities. Based on current construction plans and equipment ordering and installation timelines, the Company expects this facility to be operational during 2022. This new facility will have the formulation and aseptic filling capacity to exceed the expected production capacity of the Company’s Drug Substance (Nisin) facility, which is approximately $10 million in annual sales. The formulation and aseptic filling operation will utilize space that had been intended for potential expanded production of the Drug Substance for Re-Tain™. As a result, the Company would need to further expand its facilities in order to meet Re-Tain™ sales in excess of approximately $10 million per year. The Company has not determined if it will perform the final packaging services in-house or contract to have those services performed by a third party.

It is the Company’s objective to meet market demand for Re-Tain™ with product produced by Norbrook under the Agreement until long-term supply is available from its new, in-house facility. This integrated manufacturing capability for Re-Tain™ will substantially reduce the Company’s dependence on third-parties for the production of this important new product. Upon completion of its formulation and aseptic filling facility, the only significant third-party input for Re-Tain™ will be the Drug Product syringes. It is anticipated that Hubert De Backer of Belgium (“HDB”) will supply these syringes in accordance with purchase orders submitted by the Company from time to time. HDB is a syringe supplier for many of the largest participants in the human and veterinary medical industries, and with whom Norbrook presently works. As a consequence, the Company has discontinued its syringe supply agreement for Re-Tain™ with Nordson Corporation (f/k/a Plas-Pak Industries, Inc.). Based on HDB’s performance history and reputation in the industry, the Company is confident that HDB will be a dependable supplier of syringes in the quantity and at the quality needed for Re-Tain™.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits relating to Items 1.01 or 1.02 shall be deemed to be furnished, and not filed:

99.1	Press Release of ImmuCell Corporation dated September 11, 2019.

99.2	Development Services and Commercial Supply Agreement between the Company and Norbrook Laboratories, Limited dated September 5, 2019

99.3	Termination Agreement between the Company and Nordson Corporation dated September 10, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCELL CORPORATION

Date: September 11, 2019	By:	/s/ Michael F. Brigham
Michael F. Brigham
President, Chief Executive Officer and Principal Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Company dated September 11, 2019

99.2	Development Services and Commercial Supply Agreement between the Company and Norbrook Laboratories, Limited dated September 5, 2019

99.3	Termination Agreement between the Company and Nordson Corporation dated September 10, 2019

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